Exhibit 23.5

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Amendment No. 1 to Registration Statement No. 333-230968 on Form S-4 of Cousins Properties Incorporated of our reports dated February 11, 2019, relating to the consolidated financial statements of TIER REIT, Inc. and subsidiaries, and the effectiveness of TIER REIT, Inc.’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of TIER REIT, Inc. for the year ended December 31, 2018, and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Deloitte and Touche LLP

Dallas, Texas

May 6, 2019